SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MINES MANAGEMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

                Idaho

     91-0538859

(State or other Jurisdiction

(I.R.S. Employer

of incorporation or organization)

Identification Number)

905 W. Riverside Avenue, Suite 311

Spokane, Washington 99201

(509) 838-6050

(Address and Telephone of Principal Executive Offices)

Mines Management, Inc.1998 Stock Option Plan

Mines Management, Inc., 1998 Incentive Stock Option Plan

Mines Management, Inc., 2003 Stock Option Plan

Mines Management, Inc., 2003 Consultant Stock Compensation Plan

(Full Title of Plan)

Glenn Dobbs, President and Chief Executive Officer

905 W. Riverside Avenue, Suite 311

Spokane, Washington 99201

(509) 838-6050

(Name, address and telephone number of agent for service)

Copies to:

Gregory B. Lipsker, Esq.

Workland & Witherspoon, PLLC

Washington Mutual Financial Center

601 West Main Avenue

Spokane, WA 99201

509-455-9077

CALCULATION OF REGISTRATION FEE

PROPOSED

PROPOSED

TITLE OF

MAXIMUM

MAXIMUM

AMOUNT

SECURITIES

OFFERING

AGGREGATE

OF

TO BE

AMOUNT TO

PRICE PER

OFFERING

REGISTRA-

REGISTERED

BE REGISTERED(1)

SHARE

PRICE

TION FEE (2)

Common Stock,

$.01 par value under the

Mines Management, Inc.

1998 Stock Option Plan

460,000

$ 1.74

$  800,400

$64.83

Common Stock,

$.01 par value under the

Mines Management, Inc.,

1998 Incentive Stock

 Option Plan

460,000

$ 1.74

$  800,400

$64.83

Common Stock,

$.01 par value under the

Mines Management, Inc.,

2003 Stock Option Plan

1,200,000

$ 1.74

$2,088,000

$169.13

Common Stock,

$.01 par value under the

Mines Management, Inc.,

2003 Consultant Stock

Compensation Plan

400,000

$ 1.74

$  696,000

$56.38

TOTAL REGISTRATION FEE

$355.17

(1)

Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked price for the Common Stock on April 17, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, par value $.01 per share (the "Common Stock") of Mines Management, Inc., an Idaho corporation, (the "Company") to persons who participate in the Mines Management, Inc.1998 Stock Option Plan; the Mines Management, Inc., 1998 Incentive Stock Option Plan, the Mines Management, Inc., 2003 Stock Option Plan and the Mines Management, Inc., 2003 Consultant Stock Compensation Plan (collectively, the "Plan").

     The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who participate in the Plan, as specified by Rule 428 under the Securities Act of 1933, as amended.  Such documents are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents which have been heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement materials:

(a)  The registrant’s annual report of Form 10-KSB for the year ended December 31, 2002 filed on April 15, 2003, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)  All other reports filed by the Company with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the Exchange Act) since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in (a) above.

(c)  The description of the Company's Common Stock contained in the Form 10-SB filed on November 12, 1998 as amended on February 11, 1999, including any amendments or reports filed for the purpose of updating such description..

     All other documents filed by the Company after the date of this Registration Statement under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed

     A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document that is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not Applicable

Item 5.  Interests of Named Experts and Counsel.

     None

Item 6.  Indemnification of Directors and Officers.

     The Company’s Articles of Incorporation authorizes the Company to indemnify its officers and directors against liabilities they incur in such positions to the full extent of the law as now enacted or hereafter existing. Pursuant to the Idaho Business Corporations Act, both permissible and mandatory indemnification is provided for officers and directors of the Company.

Permissive Indemnification

(1)

Except as otherwise provided by law, a corporation may indemnify an individual who is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal (a “Proceeding”) because he is a director against liability incurred in the proceeding if:

(a)

(i)  He conducted himself in good faith; and

(ii)  He reasonably believed:

(A)  In the case of conduct in his official capacity, that his conduct was in the best interest of the corporation, and

(B)  In all cases, that his conduct was at least not opposed to the best interests of the corporation; and

(iii)  In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(b)

He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e), Idaho Code.

(2)

A director's conduct with respect to an employee plan for a purpose he reasonably believed to be in the best interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subsection (1)(a)(ii)(B) above.

(3)

The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section.

(4)

Unless ordered by a court under section 30-1-854(1)(c), Idaho Code, a corporation may not indemnify a director:

(a)  In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (1) of this section; or

(b)  In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Mandatory Indemnification.

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Public Policy

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following exhibits are attached hereto:

Exhibit No.

Description of Exhibit

5.1

Opinion letter of Workland & Witherspoon, PLLC

4.1

Mines Management, Inc., 1998 Stock Option Plan

4.2

Mines Management, Inc., 1998 Incentive Stock Option Plan

4.3

Mines Management, Inc., 2003 Stock Option Plan

4.4

Mines Management, Inc., 2003 Consultant Stock Compensation Plan

23.1

Consent of Workland & Witherspoon, PLLC included in Opinion of Counsel filed as Exhibit 5.1

23.2

Consent of LeMaster & Daniels  PLLC

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereof and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on April 24,2003.

MINES MANAGEMENT, INC.

/s/ Glenn Dobbs

By: _____________________________

       Glenn Dobbs, President and

       Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatur

Title

Date

/s/ Glenn Dobbs

President, Chief Executive Officer

April 24,2003

GLENN DOBBS

and Director

/s/ Roy G. Franklin

Chief Financial Officer and Director

April 24,2003

ROY G. FRANKLIN

/s/ William R. Green

Chairman of the Board

April 24,2003

WILLIAM R. GREEN

/s/ Jack W Gustavel

Director

April 24,2003

JACK W. GUSTAVEL

/s/ Robert L Russell

Director

April 24,2003

ROBERT L .RUSSELL

/s/ Jerry G Pogue

Director

April 24,2003

JERRY G. POGUE